EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134593, 333-148932, 333-148933, 333-164330, 333-164331, 333-170900, 333-170901 and 333-179491) and Form F-3 (Nos. 333-163353 and 333-164332) of our reports dated March 29, 2012, with respect to the consolidated financial statements of EZchip Semiconductor Ltd. for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2011.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
KOST, FORER, GABBAY AND KASIERER
March 29, 2012	A member of Ernst & Young Global